Exhibit 99.1

AIR LEASE CORPORATION
Q4 2023 EARNINGS CALL
February 15, 2024

CORPORATE SPEAKERS:
Jason Arnold
Air Lease Corporation; Vice President, Investor Relations
John Plueger
Air Lease Corporation; CEO & President
Steven Udvar-Hazy
Air Lease Corporation; Executive Chairman of the Board
Gregory Willis
Air Lease Corporation; Executive Vice President & CFO

PARTICIPANTS:
Catherine O'Brien
Goldman Sachs Group, Inc., Research Division - Equity Analyst
Douglas Runte
Deutsche Bank AG, Research Division - MD & Head of Aircraft Debt Research
Hillary Cacanando
Deutsche Bank AG, Research Division - Research Analyst
Jamie Baker
JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst
Ronald Epstein
BofA Securities, Research Division - MD in Equity Research & Industry Analyst
Stephen Trent
Citigroup Inc., Research Division - Director
Terry Ma
Barclays Bank PLC, Research Division - Research Analyst

PRESENTATION:

Operator

Good afternoon. My name is Greg, and I will be your conference operator today. At this time, I would like to welcome everyone to the Air Lease Corporation Q4 Earnings Conference Call. (Operator Instructions)

I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations. Mr. Arnold, you may begin your conference.

Jason Arnold - Air Lease Corporation - VP of IR

Thanks, Greg, and good afternoon, everyone, and welcome to Air Lease Corporation's Fourth Quarter and Full Year 2023 Earnings Call. I'm joined today by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer. Earlier today, we published our fourth quarter and full year 2023 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, February 15, 2024, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding the state of the airline industry, the impact of aircraft and engine delivery delays and manufacturing defects, our aircraft sales pipeline and our future operations and performance. These statements and any projections as to our future performance represent management's current estimates and speak only as of today's date. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, we may discuss certain financial measures such as adjusted net income before taxes adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in our earnings release and 10-K that we issued today. This release can also be found in the Investors section and press section of our website at airleasecorp.com. As a reminder, unauthorized recording of this conference call is not permitted. I'll now turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger - Air Lease Corporation - CEO & President

Thanks very much, Jason. Good afternoon, everyone, and thank you for joining us on our call today. I'm pleased to report that during the fourth quarter, ALC generated record quarterly revenues of $717 million, up approximately 19% relative to the same quarter last year, and we achieved $1.89 in diluted earnings per share, up 56% from last year's fourth quarter. Revenue for the full year of $2.7 billion was also an ALC record.

Strong continued expansion of our fleet, increased sales activity at healthy gains and higher end of lease revenue were the primary drivers of upside to revenue as compared to the prior year quarter. During the fourth quarter, we purchased 22 new aircraft from our order book, adding approximately $1.2 billion in flight equipment to our balance sheet, while we sold eight aircraft totaling approximately $440 million in sales proceeds. The utilization rate on our fleet remains very strong at 99.9% for the full year 2023.

In addition to revenue expansion during the fourth quarter, we also benefited from approximately $67 million net from the insurance settlement we received on four aircraft seized in Russia in the prior year, plus the equity interest in our managed fleet. We continue to vigorously pursue further insurance settlements as well as our insurance claims and litigation, but given these are largely legal matters, there's not a lot of extra color we can add on this topic. I will note that we believe strongly in the validity of our claims and continue to pursue all available options for recovery.

Global air traffic continues to gain altitude and there are no signs on the horizon of volumes weakening dramatically. Steve will expand upon this in his remarks. We're also seeing in recent months a rebound in the cargo and air freight markets, owing largely to cargo ship traffic risk, time delays and concerns from the Middle East. We believe that this uptick in airfreight trend will continue given geopolitical realities in the Middle East. This bodes well for our order of seven A350 freighter aircraft, as does further and impending additional orders for the A350 freighter from airlines such as Cathay Pacific.

Demand for fuel-efficient aircraft, meanwhile continues to be very strong across both new and used aircraft. At present, we are 100% placed in our forward orders through 2025, and we placed 65% of our entireorder book. Given Boeing and Airbus are practically sold out through the end of this decade, and that we have $22 billion of deliveries pending through 2028, which will likely slip into 2029 as well, we are being patient with additional order book placements to further bolster the upward trend in lease rates you've heard us regularly highlighting. These delivery slots hold immense value, and we're very cognizant of the position of strength we're in. As to our current fleet, we are taking advantage of the market lease rate increases on our lease extensions, although we do not have a high number of lease expirations or extensions this year. We are still experiencing a very high rate of lease extensions as most airlines are anxious to keep their aircraft given the short supply of aircraft. Used widebody lease rates, including A330-200 and 300 and Boeing 777-300ERs are accelerating from the supply-demand imbalance with single-aisle 737-800s and A320 and 321 CEOs, reaping the highest premiums for prior generation aircraft in the used aircraft marketplace.

During the fourth quarter, our $1.2 billion of deliveries came in higher as compared to our expectations for the quarter and for the full year deliveries came in at $4.6 billion. As you may recall, third quarter deliveries were lighter than expected. So some of the pickup in the fourth quarter came from those delivering, while others that we thought might push into 2024 were brought forward into December.

Looking forward, the supply of new commercial aircraft remains highly constrained both by the supply chain as well as aircraft and engine production quality issues. Delivery volumes have improved over the past couple of years following the pandemic, but challenges persist around the pace of improvement and the ability of both Boeing and Airbus to ramp up and achieve production goals. The recent action by the FAA to limit Boeing's MAX production rate is a main reason why we at ALC are forecasting a relatively wide range in our 2024 new aircraft investments of between $4.5 billion to $5.5 billion. Prior year's history also provides some uncertainty on our total Airbus deliveries for 2024. We expect around $1 billion of those deliveries to occur in the first quarter of 2024. That said, I do think it's important to point out that at the low end of the range, deliveries would provide significant fleet growth, representing approximately 17% of ALC's 2023 year-end fleet which would be even higher after aircraft sales and depreciation are taken into account.

We are continuing to see lease rates catch up with interest rates in the marketplace. As to the impact on lease yields, let me remind you that the increase in lease rates we are seeing on new placements will primarily benefit our results in subsequent years as our new aircraft placements generally occur two years prior to delivery.

Our aircraft sales activity remained healthy in the fourth quarter, and we continue to see strong sales demand for our aircraft. Important to highlight in our business is the fact that the earnings cycle on every aircraft is not complete until it's sold. So, earning a healthy gain on exit is a critical part of the investment cycle as well and bolsters our profit margins and return on equity. Healthy gains also demonstrate the value of our strategy of purchasing aircraft at the best possible prices from the OEMs.

ALC sales pipeline totals $1.5 billion as of today, inclusive of roughly $600 million of aircraft classified as held for sale and $900 million subject to letters of intent. As for 2024 sales expectations, we currently anticipate approximately $1.5 billion of aircraft sales. As a reminder, the sales proceeds from letter of intent to deal closure takes time and is dependent on a number of factors outside of our control, so sales volumes tend to be lumpy in any given quarter as a result. Based on sales activity so far this quarter, we would expect closing around $200 million in sales for the first quarter of 2024.

Now switching gears to a different topic. There has been much publicity and commentary on the recent Alaska 737-9 MAX incident along with Boeing quality control and regulatory oversight. Let me just say that ALC is a believer and supporter of the 737 MAX and of the Boeing Company. We are keenly aware of Boeing's intense 24/7 efforts to rectify and address quality controls, enhance safety measures and restore confidence of the flying public, their customers worldwide and the regulators. We fully believe that Boeing will be successful in these efforts and will be a better company for it. The 737 MAX is a core component of global airline fleets and will remain so. We do not believe that the MAX residual value is diminished whatsoever. We continue to see very strong lease demand for the MAX as well as high demand from buyers for the MAX.

We're also encouraged by Airbus' perspective on the Alaska -9 MAX matter, with Guillaume Faury recently commenting that "makes us very humble." It is a strong reminder to all OEMs and suppliers to always put quality and safety first, never at the expense of production rate or economic goals. We all want our aircraft on time, but without compromise on quality. Quality and safety must take precedence over all other considerations. So while extremely unfortunate, we believe the Alaska -9 MAX incident serves as a reminder to all OEMs and their related supply chains as to what is most important.

In closing, let me just summarize that the dynamic of strong aircraft demand, constrained supply and ample fleet growth is a robust and prevailing tailwind for our business here at Air Lease. And we see these factors offering continued support for aircraft values and lease rates for the foreseeable future. As such, we see a strong flight path ahead for our business. Now I'll turn the call over to Steve Hazy, who will add some additional commentary.

Steve?

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Thank you, John, and thank you to all of you listening in on the Air Lease call today. I'd like to begin by congratulating from deep in my heart the Air Lease team on achieving several key records, including the highest revenue and sales proceeds as well as exceeding $30 billion in assets for the first time in our history. We've certainly come a long way from our start in 2010, when we had aspirations, but no aircraft and only a handful of employees.

ALC was built from our collective vision that airlines will require the newest technology, fuel-efficient commercial aircraft for lease and that these aircraft will be needed well ahead of any availability from the OEMs. Right now, we're observing both of these trends in a position that has rarely been so positively skewed in our favor. Airlines are in immense need for the highest demand new aircraft. And both Boeing and Airbus are practically sold out through the end of this decade. Our volume discount pricing on our fleet and order book was achieved well before the recent spike in industry orders and pricing and gives us a tremendous advantage that few others possess. These factors also continued to support positive upside to lease rates and aircraft values in our fleet.

Global airline traffic volumes remain very robust. Full year 2023 IATA traffic figures released earlier this month continue to show very strong expansion with total volumes rising 37% year-over-year. Domestic traffic was up 30%. And for example, domestic China, in particular, up significant 147% versus the prior year. And most markets rose at a very healthy pace. In fact, global domestic traffic hit all new highs in December with several markets like the U.S., India, Australia and Brazil, achieving mid- to high single-digit year-over-year growth rates in the month. Total international volume meanwhile, rose a substantial 42% for the year, with all major markets rising at double-digit growth rates relative to 2022. Similar to domestic traffic, the biggest gainers were in the Asia Pacific region, again, which rose more than 100% year-over-year in international travel in that region, and there's a continuation of resumption of normalized international traffic patterns in Asia. Widebody aircraft demand has really picked up pace as a result of economic strength in Asia as well as growing international demand globally. We continue to foresee strong growth in the Asian market ahead, particularly opportunities in the Asia to North America and Asia to Europe routes, but we also see strong continued expansion in a number of other markets as well. Major traffic flows such as North America to Europe and North America to South America, for example, continue to expand significantly. Many domestic markets worldwide also illustrate strength and further growth momentum.

Passenger load factors also continue to climb coming in at 82% in the latest month as reported by IATA. And in a number of markets, it's already exceeding these levels. This is putting pressure on the airlines to find additional aircraft capacity to satisfy robust air travel demand, and we would anticipate load factors to go up even higher in the year ahead given the limited supply of commercial aircraft and OEM delivery constraints. IATA is expecting industry load factors to reach 83% in 2024, which is in line with record highs, but a number of markets are either already well above their highs or are expected to meaningfully exceed these industry average levels and these could certainly go higher. Continuation of this trend would further increase the need for more new commercial aircraft.

Airline health meanwhile, continues to improve overall with the airline industry revenues expected for the first time to hit a record of $1 trillion in 2024. Strong traffic volumes and yields have also been a key to this expansion over the last few years. Profitability of the industry is expected to achieve $25 billion or so in 2024. We recently had extensive conversations with many of our airline customers while in Europe over the past few weeks. Each of them have echoed the view that operating conditions are attractive overall, and all of these airlines were asking us for more aircraft. On the credit front, we selectively avoided doing business with some of the larger airlines that went bankrupt over the last year, including Gol of Brazil, Go First in India, and Viva Air in Colombia. In

addition to being selective with our customers, I would like to remind you that our fleet is very geographically diverse, with 119 customers in 62 countries at the end of 2023, with about 1% average exposure position per customer. So our conservative portfolio management strategy further reduces risk to any individual airline. We also maintained significant cash security deposits and maintenance reserves as added installation from customers that could run into challenges.
You can see this in our balance sheet at around $1.5 billion at year-end. This is a meaningfully large number: almost 6% of the net carrying value of our fleet. These funds are paid into Air Lease by our airline customers for our benefit and effectively reduce our net interest expense and provide us meaningful credit protection.
Returning to ALC's fourth quarter results, we delivered 22 new aircraft from our order book period, consisting primarily of narrowbody aircraft along with two Airbus widebodies. We delivered six, A220 aircraft in the quarter, five were delivered to ITA Airways in Italy. And one A220-300 was delivered to a growing airline in Southeastern Europe. We continue to see the A220 gaining traction globally with both new and existing customers given its attractive economics and fuel efficiency. We delivered one A320-200neo aircraft to SATA based in Azores, as well as eight, A321-200neos: two going to ITA, joining the five A220 deliveries I just mentioned, two, to LATAM Airlines, the largest airline in Latin America, and the first two deliveries of eight total A321s will be delivering to that airline. In addition, we also delivered one A321-200neo each to Air Astana based in Central Asia, SKY airline based in Chile, and Sunclass Airlines in Denmark as well as the first Airbus A321neo to Transavia in the Netherlands. On the Boeing side, we delivered five new 737s during the quarter, including two 737-8s to Malaysia airline and one 737-9 each to Aeromexico, Alaska Airlines and Corendon in Netherlands. Lastly, we delivered two new A330-900neo widebodies, one to ITA and one to Sunclass Airlines in Scandinavia, joining their narrowbody sister ships, which were delivered in the quarter that I just highlighted.

Lastly, I would like to emphasize a point from John's section on the value of our fleet and forward order book. Simply looking at our consistent gains on aircraft sales. It is clear that there is significant value embedded in the aircraft in our fleet, as compared to the depreciated cost basis held on our books.

With all that said, I'll now turn the call over to our CFO, Greg Willis, for his more detailed comments on our financial performance in 2023.

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

Thank you, Steve, and good afternoon, everyone. During the fourth quarter of 2023, Air Lease generated revenues $717 million, which comprised of approximately $644 million of rental revenues and $73 million from aircraft sales, trading, and other activities. The increase in our total revenues was driven by the growth of our fleet, $59 million in gains recognized from our sales activities and $60 million in end of lease revenue stemming from the return of seven aircraft.

Let me remind you that our earnings model in aircraft leasing includes not only the base rental payments that we recognized on a straight-line basis over the life of the lease, but also includes the earnings that we generate from end of lease payments and maintenance reserves, as well as the gains that we record from the ultimate sale of the aircraft. These additional income streams serve to enhance the overall earnings profile of the business.

Sales proceeds for the fourth quarter totaled approximately $440 million from the sale of eight aircraft. As I just mentioned, these sales generated $59 million in gains, representing a 14% premium to our carrying value, which was higher than our long-term average of 8% to 10%, further demonstrating the strength of the market and the underlying value of the aircraft that we have in our fleet. I do want to point out that our gain on sale margins will vary somewhat quarter-to-quarter based on aircraft sold and market conditions. But it's also worth highlighting that we have a robust aircraft sales pipeline aggregating $1.5 billion for future aircraft sales at accretive valuations. This pipeline not only further reinforces the underlying value of our existing fleet, but also provides a meaningful addition to our liquidity position and is a catalyst to help us reduce our financial leverage, which I will discuss later in my remarks.
Moving on to expenses. Interest expense increased by $35 million and was driven by 70 basis point increase in our composite cost of funds to 3.77%, along with an increase in our debt balance. We have significantly benefited from our largely fixed rate capital structure, which has helped to moderate the effects of the current interest rate environment. You should note that we ended the year with 85% of our debt at fixed rates.

Depreciation expense continues to track the growth of our fleet. With regards to SG&A, our ratio of expenses to revenue remained in line with the prior year and on an absolute basis, they increased along with the expansion of our leasing activities.

It is also important to note that we disclosed in our 8-K filing in December, we recorded $67 million from a Russian insurance recovery as a benefit against our Russian write-off line item in our income statement. This recovery was helpful along with our aircraft sales activities to help us reduce our financial leverage.

All of these activities, along with the quality of our fleet, helped us to generate strong financial results in the fourth quarter and for the year ended 2023, which ultimately has resulted in the continued expansion of our adjusted pretax return on equity since 2021.

Our cash flow from operations for the full year 2023 rose 26% relative to 2022, benefiting from our continued strong airline customer cash collections. These healthy cash collections further our ability to reduce our debt balance and fund aircraft deliveries.

Transitioning to our financing activities. We raised $3.6 billion in committed debt financings during 2023. Much of this financing was completed in the bank market, which provides us with a substantial amount of flexibility as compared to the bond market. We did return to the bond market in the fourth quarter when we raised CAD 500 million maturing in 2028 at a rate of 5.9%, inclusive of the effect of our currency swaps. Then in early January 2024, we returned to the U.S. bond market and raised an additional USD 500 million maturing in 2029 at 5.1%, marking our lowest coupon in approximately two years.

We are highly focused on maintaining our strong investment-grade balance sheet, utilizing unsecured debt as our primary source of financing, maintaining a high ratio of fixed rate funding and utilizing a conservative amount of leverage and targeting a debt-to-equity ratio of 2.5x. Our liquidity position remains strong at $6.8 billion at the end of the fourth quarter, and our unencumbered asset base of $29 billion is a source of strength on our balance sheet.

Our debt-to-equity ratio at the end of the fourth quarter was roughly 2.68x on a GAAP basis, which net of cash on the balance sheet is approximately 2.61x. As I mentioned previously, we continue to utilize the proceeds from aircraft sales and Russian recoveries to pay down debt and to help us reach our long-term target debt to equity of 2.5x over the medium term.

Echoing the key observations made by Steve and John, we feel very positive about the positioning of our business in the current environment, and we believe our fleet and order book of the newest and highest in-demand commercial aircraft remain a key strategic advantage. We continue to foresee these high-demand assets and the market supply-demand imbalances as enhancing our performance in the years ahead.

With that, I'll turn the call back over to Jason for the question-and-answer session of the call.

Q&A:

Operator

(Operator Instructions) It looks like our first question today comes from the line of Catherine O'Brien with Goldman Sachs.

Catherine O'Brien - Goldman Sachs Group, Inc., Research Division - Equity Analyst

Thanks for the time. Totally understand that quarter-to-quarter, we should expect that gain on sale to bounce around, of course, but had a solid gain this quarter, up from last quarter. With everything that's going on with the MAX and GTF, should we expect supply to remain tight or maybe even get tighter as we move to this year? And should that translate to potentially keeping that gain on sale higher than the historical average. Just any color there on both the supply and demand side and thoughts on the gain that Air Lease could enjoy in that environment would be super helpful.

John L. Plueger - Air Lease Corporation - CEO & President

Thanks, Catie. The answer is yes. We do believe that the supply will remain constrained. As to the impact on forward sales gain, I really can't comment too much. We've got a robust pipeline of $1.5 billion. All these things are taken into consideration. But I think there's no question in our mind that the supply will remain constrained.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

For every airplane that we have for sale, we have multiple buyers. So it's been a very dynamic market. And it's led to a high level of liquidity in the secondhand market for aircraft and Air Lease is having a high-quality fleet will continue to enjoy significant gains when we dispose of these assets.

Catherine O'Brien - Goldman Sachs Group, Inc., Research Division - Equity Analyst

Okay. That's great. And then I was just hoping to get some more color on the returned aircraft and the end of lease revenue. I'm not sure if you can share this, but obviously, which airline and what type of aircraft would be helpful. And then just how should we think about the turnaround of getting those aircraft back out the door as you just spoke to, I'm sure there's plenty of interest and taking those aircraft off your hands. But what's MRO capacity like? Is that still pretty tight just in terms of the timeline to get reconfiguration work done to get the back out of the quarter?

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Your question is really two parts. Let me explain the first part. We have two types of leases. Many of our leases, the airline pays a monthly overhaul maintenance reserve for the usage of engines, airframe components, landing gear and so forth. So there's a monthly cash inflow over and above the rental. And then we have some leases where that compensation comes at the end of the lease. So it's kind of a catch up. And so, some of these transactions that you referred to was simply where the leases had come to an end or where we agreed by mutual agreement with the airline to recover the aircraft. And then we were able to obtain additional funds, keep all the security deposits and in effect, get the present benefit of the maintenance reserves that accrued during the life of the lease.
And then the second question, MRO capacity is very tight. So we try to keep those transitions to an absolute minimum, and we try to lay off those expenses on the next airline rather than having to use ALC's resources.

John L. Plueger - Air Lease Corporation - CEO & President

Let me just add, Catie, that where we do have an expiration. In my prepared remarks, I highlighted the fact that we have a very high rate of lease extension and that continues to be the case. There's not a lot many this year, but our historical average is 75% of our first run leases get extended. I don't know what the current percentage is today, but I would strongly imagine it's well north of 90% to 95%.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

And just by way of example, one of the aircraft that was in this category was an A321 and the new lease that we signed with another airline as a follow-on, is paying us a higher rental rate than the original lease and the other aircraft being a 737-800, we had the same phenomenon - with a new lease, had higher lease rates than the lease that just expired.

Catherine O'Brien - Goldman Sachs Group, Inc., Research Division - Equity Analyst

That's great. Yes, I guess I was assuming those maybe were early returns, but wasn't factoring and maybe some of that was just coming to their natural end. That's all super helpful.

Operator

And our next question comes from the line of Jamie Baker with JPMorgan.

Jamie Baker - JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

First one, probably for Greg on Russia. If you look at what you initially wrote off, not what the insurance claim was, but what you wrote off, where are we in terms of aggregate recovery inclusive of the $67 million disclosed in the fourth quarter? I mean if you were to express recovery as a percentage of book, we're hearing around $0.65, $0.70 on the dollar elsewhere. Just wondering if the Air Lease metric is consistent with that?

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

I think to date, we recovered about 10% to 12% of our $800 million charge that we took last year. I can't really comment about what the market is for claims in the marketplace. And ultimately, we're kind of limited about how much we can actually talk about our recovery efforts on the call.

Jamie Baker - JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

Okay. Well, that's helpful. And then second, if I back out sale proceeds in the end of life revenue, it looks like lease yields are uninspiring. So at or near the lowest level since 2021, which seems, I don't know, a little inconsistent with how bold up everybody is on aircraft leasing. So what Mark and I were wondering, are lease extensions to blame for this? Is that what's potentially leading upside on the table relative to how strong market rates reportedly are?

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

No, I think it's really being driven by, as you sell off older airplanes. They typically are at the highest point of their yield in our life cycle. And as you layer on younger airplanes, they start off at their lowest and then as they age, the yield goes up. I think that is putting probably the main driver where it is because you're right, as John mentioned in his prepared remarks, we are seeing lease rates really start to get going.

John L. Plueger - Air Lease Corporation - CEO & President

And let me just add, as I stated in my prepared remarks, our lease placements are roughly two years ahead of the actual deliveries. So when you see this strengthening over the last year, you can just assume that what we're delivering, for example, this year were largely leases that we struck in '21 and early '22.

Operator

And our next question comes from the line of Hillary Cacanando with Deutsche Bank. Hillary, please go ahead.

Hillary Cacanando - Deutsche Bank AG, Research Division - Research Analyst

In the past, you used to break out China separately in your press release. It looks like this time around you combined it with Asia. Could you just go over what the exposure to China was in the fourth quarter? And if you're continuing to reduce the exposure to the country?

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

Yes. We consolidated the reason because our exposure to China has gone down significantly below 10%. I think it was below 7% actually, and that's disclosed in the details of the 10-K. And I know that just hit the wire at 1:00 Pacific Time. So it doesn't surprise me that you weren't able to find a detail there, but that's the main reason.

Hillary Cacanando - Deutsche Bank AG, Research Division - Research Analyst

Okay, got it. And then previously, you said that the extension rate was about 90% given the tight market, has that increased at all in the recent quarter? And are you seeing any differences between the extension rates for narrowbody versus the widebodies? And then just in terms of economics, are you better off if the airlines extend and you don’t have to incur the marketing costs? Or are you better off if you remarket those aircraft and maybe potentially get higher rates just given the tight market?

John L. Plueger - Air Lease Corporation - CEO & President

Yes, extension. The rates of lease extension have not softened. They continue to remain very strong, well north of 90%. I don't have the specific calculation in front of me, I believe that's pretty accurate. Lease rates in the extensions are going up for single-aisle and twin-aisle aircraft. And on that level, I wish we had more of them coming up this year. But we're seeing a nice appreciation in lease rates. Steve gave some specific examples in an answer to a previous question that we've experienced, where in a few cases, we've had leases extend, either extend at higher rates or to a new lessee at higher rates than the original leases.

Hillary Cacanando - Deutsche Bank AG, Research Division - Research Analyst

Okay. And then just, I guess, in terms of economics, are you better off if they extend because you don't have to be in course of remarketing costs? Or could you get better rates if you remarket them?

John L. Plueger - Air Lease Corporation - CEO & President

That's a good question, and it's very much a case-by-case basis. We do look at that question on every single extension versus transferring to another carrier. So that is very much a part of the calculus.

Operator

(Operator Instructions) And our next question comes from the line of Terry Ma with Barclays.

Terry Ma - Barclays Bank PLC, Research Division - Research Analyst

I think in the 10-K, you called out 22 returned aircraft this year. Any color you can give on how many of those have actually transitioned, versus how many aircraft that are waiting the transition?

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

Terry, what I would point you to is our utilization percentage, and that's at 99.9% and about almost all of our airplanes are subject to lease at the current moment. I think a lot of these were regular returns. So we had a customer lined up to take the airplane at the return check. So it's a pretty seamless operation.

Terry Ma - Barclays Bank PLC, Research Division - Research Analyst

Got it. So even the seven aircraft that were returned this quarter, they should be earning rental revenue in Q1?

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

Yes.

Terry Ma - Barclays Bank PLC, Research Division - Research Analyst
Okay. Got it. That's helpful. And then you mentioned lease rates on new deliveries are higher. Is there any color you can give even ballpark, how much higher the lease rates on 2024 deliveries and '25 deliveries are relative to what's on book today?

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

What you can do is you can look at -- there's a lot of appraisal data out there that has shown what's going on with lease rates. And I'm a little hesitant directing you to the appraisal data because they typically lag the market by six to 12 months, but they've been very vocal in their views on what's happening with lease rates, and you can see some very significant 10% to 15% increases in lease rates over the last period of time.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Well, also, please be reminded that many of our leases that we wrote in '21, '22, had interest rate adjusters. So when the aircraft delivers, we look at the five-year treasury or seven-year treasury or some benchmark, and then the lease is adjusted not only for the escalation from the manufacturer also for the prevalent interest rates at the time of delivery. So based on the current interest rate situation, you can mathematically derive that aircraft delivering today are at a higher lease rate than they were 12, 18 months ago.

Operator

And our next question comes from the line of Ron Epstein with Bank of America.

Ronald Epstein - BofA Securities, Research Division - MD in Equity Research & Industry Analyst

Just a couple of quick ones, if I can. And you mentioned this a little bit in the prepared remarks before, but how long do you think it's going to take until the MAX gets back to some sort of regular rate of cadence, meaning and I guess this was asked in a sense before, how long do you think the supply and demand imbalance is going to be in the narrowbody market, right? I mean, it could be years, years, right? Are we thinking about this wrong?

John L. Plueger - Air Lease Corporation - CEO & President

No, you're right. I mean, the supply/demand imbalance, we do believe will go on for years. And Boeing is delivering MAXs today. The only question is how many production rate increases and at what pace they'll be able to increase that rate. As it's been publicized, the FAA has put a limit on that rate until it is more satisfied. So we really can't judge, Ron, that's anybody's guess as to when that restriction on production rate might be lifted. But Boeing is delivering MAXs. We're taking delivery of MAXs. But the singleaisle shortage is going to be going on for quite some time.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Ron, one other point, the lease rates we're seeing for new MAX-8s and new A320neos are almost neck and neck. We're really not seeing a worse lease rate environment for new MAX-8 versus an A320. Now obviously, the A321 is a different animal. And then the 737 MAX is between the -8 and the A321 rates. But the -8 rates for new 737s and A320neos - they're almost at the same level.

Ronald Epstein - BofA Securities, Research Division - MD in Equity Research & Industry Analyst

Got it. Got it. That was actually my next question. So thank you for that.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

I know, I read your mind.

Ronald Epstein - BofA Securities, Research Division - MD in Equity Research & Industry Analyst

Yes, you did. Quite successfully. That was a good one. So the next question, the follow-on from that would be, if this is going to last for a long time, does this open the aperture for more A220s out there or more E2-195s, be it that there's some lift available there in the more near term?

John L. Plueger - Air Lease Corporation - CEO & President

Yes. I think it does. We've been successful in our 220 placements and at the same time, we're watching how the engine improvements are weaving into the gear turbo fan, the Pratt 1500 that powers those airplanes. So I think, yes, there is some acceleration on both those aircraft types.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Yes. Ron, just to give you an example, if I look back in the last, say, 1.5 years on our A220 placements, for example, in Europe, they are replacing A319s, A320s, 737-700s. So they're replacing aircraft in that 130 to 180 seat size. In some cases, they're replacing larger aircraft. Like at ITA, for example, they're replacing some of their older A320 CEOs with A220s. We have a deal in the Czech Republic, while all their A320s are being replaced by A220s.

In Bulgaria, we have seven A220s replacing a combination of A319s and A320s. So, the airplane is really catching on. And with the recent orders from Lufthansa, you've got really now a very strong customer base here with Delta, JetBlue, Air Canada, in North America. The airplane is catching on.

But it is production constrained.

Ronald Epstein - BofA Securities, Research Division - MD in Equity Research & Industry Analyst

Would you be supportive of a 220-500, the kind of mythical stretch of the airplane?

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

What kind of engines are you going to put on it?
Ronald Epstein - BofA Securities, Research Division - MD in Equity Research & Industry Analyst

You tell me.

John L. Plueger - Air Lease Corporation - CEO & President
I think, Ron, at this point in time, we're not overly optimistic or favoring an A220-500. We think the -- we think that the production of the A220-100 and 300 and the continued maturation of the engine on that airplane is sufficient for most markets these days. There's one or two airlines that would like it. But frankly, I think with all the strain and production rate pressure that Airbus is under, it's still got to deliver and certify the A350 freighter and the XLR, these are two big certification programs. Let's not put another pressure on the development or the supply chain that could take away time and attention or quality from Airbus.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

And Ron, also, if you look at the infrastructure in Mobile and in Montreal, I just don't see that Airbus could build 30, 40, 50 of these a month. It just doesn't appear to be achievable with what's in place currently.

Operator

Our next question comes from the line of Catie O'Brien again with Goldman Sachs.

Catherine O'Brien - Goldman Sachs Group, Inc., Research Division - Equity Analyst

Just was listening and had some takes of the other questions and had one on that spread. You timed the market really nicely in January with that unsecured deal, but you do have some sub-1% maturities, I think, rolling off this year. So guessing we'll continue to see the average cost of that move higher?

And then on the rental side of the equation, as you noted, most of the aircraft are taking delivery of this year would have leases written in 2021, 2022 when we weren't quite yet in this really strong period we're speaking to on lease rates. So I guess what I'm getting at - would it follow that we should expect to see net spread perhaps compress a little bit before the tailwinds of the current lease rate environment drive expansion in '25, '26.

Just any high-level thoughts there would be super helpful.

Gregory B. Willis - Air Lease Corporation - Executive Vice President & CFO

I think it's really hard to say right now, especially given what's going on with the Fed and where interest rates are going to go. I think it's really hard to predict. We do have pretty good visibility of what's coming on the lease rate side, but we've really shied away from giving guidance on what direction our lease spread is going to go.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

And we do have, what, about a $19 billion book of fixed rate liabilities already and those are not going to change too much. So even if we issue another $500 million or $700 million bond in the 4s or low 5s, it's not going to change the overall dynamics of our balance sheet.

John L. Plueger - Air Lease Corporation - CEO & President

Catie your estimation of how many Fed rate cuts there will be before the end of the year is probably much better than ours. All I can say is going into the end of '23, it's clear that the market had priced in probably too many too aggressive of Fed rate cuts, but we do expect them this year. So again, your guess is as good as ours.

Catherine O'Brien - Goldman Sachs Group, Inc., Research Division - Equity Analyst

Yes. I'll leave that to the people smarter than me in the macro department here. But Okay.

Operator

And our next question comes from the line of Stephen Trent with Citi.

Stephen Trent - Citigroup Inc., Research Division - Director

Most of mine have been answered, but I was really curious about your aircraft procurement. I mean, not just for you guys but for the industry broadly, would you say, for instance, that lessors could start leaning more on obtaining planes through a little more through sale leaseback activity versus what's previously been the case. Or is that not so relevant for you guys because you already have such strong order books from the OEMs?

Just was wondering what you see as the opportunity for the space as you procure aircraft.

John L. Plueger - Air Lease Corporation - CEO & President

Yes. Our business model has always been and will remain primarily as an order book-driven lessor. We have a very large order book that will go out through '29. So we are not large players and never have been in the sale-leaseback marketplace. I don't see, in terms of the broad distribution, it's those who don't have order books, by definition, we'll have to do sale-leasebacks, but it's never been a huge part of our business, except for we do participate indirectly in some of the managed vehicles that we run for other investors. In some cases, the sale-leaseback marketplace presents certain opportunities for them.

Classically, the returns and the lease rates and the sale-leaseback part of the business has been lower than on the order book part of the business.

So we guided a little bit towards our managed vehicles, but we will always remain primarily a new aircraft order book lessor.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

And we believe that, that business strategy results in a lower acquisition cost of aircraft then when you step into an airline's order with a markup to do a sale leaseback. So we believe we have significant capital cost advantage in the acquisition of these portfolios directly from the OEMs rather than through a third party.

Operator

And our final question today comes from Doug Runte with Deutsche Bank.

Douglas Runte - Deutsche Bank AG, Research Division - MD & Head of Aircraft Debt Research

Thanks very much for taking the question from the fixed income side of the balance sheet. A question on the order book. There's an interesting split in the market among large thoughtful lessors as to whether you should line up at the tent at the air show to place orders or whether it's okay to place orders extending over the horizon past 2030. I'm wondering where you come down on that given that your order book commitment ends towards 2028, 2029?

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Yes. We don't believe that joining this order frenzy is really a good strategy for us. If you truly believe that every one of those orders that have been placed in the last two years are going to get delivered on time and to the very airlines and institutions that have ordered it, then our strategy is probably flawed. But we don't believe that those hundreds of aircraft will wind up exactly where they were intended. There will always be pockets of opportunity. There will be airlines that will not be able to honor their obligations. So, we think we can supplement our backlog as and when needed to cover that period 2028 and '29. We're in really good shape over the next 4.5 years. So we're less worried about new aircraft in 2030.

Douglas Runte - Deutsche Bank AG, Research Division - MD & Head of Aircraft Debt Research

Great. Thank you very much for that color and a quick follow-up, a little more granular. You have quite a few 777-300 ERs coming off lease in the next two to three years. Have you engaged in placement talks with that? Does it look like they will be extended or is there potentially going to be a need to reposition those to new operators?

John L. Plueger - Air Lease Corporation - CEO & President

Yes, those are going to be extended for the very most part, Doug. We’re well underway with several large carriers in that process.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

We have pulled every one of our 777-300 ER lessees, Doug, and not a single one has expressed any interest in returning them.

Douglas Runte - Deutsche Bank AG, Research Division - MD & Head of Aircraft Debt Research

Wow, that's terrific news.

Steven F. Udvar-Hazy - Air Lease Corporation - Executive Chairman of the Board

Whether we extend them for three years or five years or eight years and at what rate. That's the variable. It's not an if question, it's at what rate are we extending and for what term?

Operator

All right. Thank you, Doug. And that concludes our question-and-answer session today. And with that, Mr. Arnold, I will turn the call back over to you.

Jason Arnold - Air Lease Corporation - VP of IR

Thanks, everyone, for your time participating in our fourth quarter call. We look forward to speaking to you again in May. Greg, please disconnect the line. Thanks for your assistance.

Operator

Thank you. This concludes today's call. You may now disconnect. Have a great day, everyone.